                                                                     EXHIBIT 2.1

                             MICROSOFT CORPORATION


                                MOVIESUB, INC.


                               VISIO CORPORATION




                     AGREEMENT AND PLAN OF REORGANIZATION




                        Dated as of September 14, 1999
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                               Table of Contents
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
ARTICLE I    THE MERGER...........................................................................................  1
     1.1     Effective Time of the Merger.........................................................................  1
     1.2     Closing..............................................................................................  2
     1.3     Effects of the Merger................................................................................  2
     1.4     Tax-Free Reorganization..............................................................................  2
     1.5     Accounting Treatment.................................................................................  2

ARTICLE II   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS, EXCHANGE OF CERTIFICATES..  3
     2.1     Effect on Capital Stock..............................................................................  3
     2.1.1   Capital Stock of Sub.................................................................................  3
     2.1.2   Cancellation of Company Common Stock.................................................................  3
     2.1.3   Conversion of Company Common Stock...................................................................  3
     2.1.4   Adjustments of Exchange Ratio........................................................................  3
     2.1.5   Dissenter's Rights...................................................................................  3
     2.1.6   Fractional Shares....................................................................................  4
     2.2     Exchange of Certificates.............................................................................  4
     2.2.1   Exchange Agent.......................................................................................  4
     2.2.2   Microsoft to Provide Common Stock and Cash...........................................................  4
     2.2.3   Exchange Procedures..................................................................................  4
     2.2.4   No Further Ownership Rights in Company Common Stock..................................................  5
     2.2.5   Return to Microsoft..................................................................................  5
     2.3     Company Options......................................................................................  6
     2.3.1   Assumption by Microsoft..............................................................................  6
     2.3.2   Registration.........................................................................................  6
     2.3.3   Notice; Reservation of Shares........................................................................  7
     2.4     Employee Stock Purchase Plans........................................................................  7

ARTICLE III  REPRESENTATIONS AND WARRANTIES.......................................................................  7
     3.1     Representations and Warranties of Company............................................................  7
     3.1.1   Organization, Standing and Power.....................................................................  7
     3.1.2   Capital Structure....................................................................................  8
     3.1.3   Authority............................................................................................  9
     3.1.4   SEC Documents and Financial Statements............................................................... 10
     3.1.5   Information Supplied................................................................................. 10
     3.1.6   No Defaults.......................................................................................... 10
     3.1.7   Litigation........................................................................................... 11
     3.1.8   No Material Adverse Change........................................................................... 11
     3.1.9   Absence of Undisclosed Liabilities................................................................... 12
     3.1.10  No Violations........................................................................................ 12
     3.1.11  Certain Agreements................................................................................... 12
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
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
     3.1.12  Employee Benefit Plans............................................................................... 12
     3.1.13  Major Contracts...................................................................................... 13
     3.1.14  Taxes................................................................................................ 13
     3.1.15  Interests of Officers................................................................................ 15
     3.1.16  Technology and Intellectual Property Rights.......................................................... 15
     3.1.17  Opinion of Financial Advisor......................................................................... 18
     3.1.18  Vote Required........................................................................................ 18
     3.1.19  Accounting Matters................................................................................... 18
     3.1.20  Brokers and Finders.................................................................................. 18
     3.1.21  Change of Control.................................................................................... 18
     3.1.22  Leases in Effect..................................................................................... 18
     3.1.23  Environmental........................................................................................ 19
     3.1.24  Certain Payments..................................................................................... 19
     3.1.25  Reliance............................................................................................. 19
     3.2     Representations and Warranties of Microsoft and Sub.................................................. 19
     3.2.1   Organization; Standing and Power..................................................................... 20
     3.2.2   Capital Structure.................................................................................... 20
     3.2.3   Authority............................................................................................ 20
     3.2.4   SEC Documents and Financial Statements............................................................... 21
     3.2.5   Information Supplied................................................................................. 21
     3.2.6   No Defaults.......................................................................................... 22
     3.2.7   Absence of Certain Changes or Events................................................................. 22
     3.2.8   Absence of Undisclosed Liabilities................................................................... 22
     3.2.9   No Vote Required..................................................................................... 22
     3.2.10  Accounting Matters................................................................................... 22
     3.2.11  Brokers and Finders.................................................................................. 23
     3.2.12  Interim Operation of Sub............................................................................. 23
     3.2.13  Reliance............................................................................................. 23

ARTICLE IV  COVENANTS OF COMPANY.................................................................................. 23
     4.1     Conduct of Business.................................................................................. 23
     4.1.1   Ordinary Course...................................................................................... 23
     4.1.2   Dividends:  Changes in Stock......................................................................... 24
     4.1.3   Issuance of Securities............................................................................... 24
     4.1.4   Governing Documents.................................................................................. 25
     4.1.5   Exclusivity; Acquisition Proposals................................................................... 25
     4.1.6   No Acquisitions...................................................................................... 26
     4.1.7   No Dispositions...................................................................................... 26
     4.1.8   Indebtedness......................................................................................... 26
     4.1.9   Plans................................................................................................ 27
     4.1.10  Claims............................................................................................... 27
     4.1.11  Agreement............................................................................................ 27
     4.2     Breach of Representation and Warranties.............................................................. 27
     4.3     Pooling.............................................................................................. 27
     4.4     Consents............................................................................................. 27

                                      ii

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
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
     4.5     Commercially Reasonable Best Efforts................................................................. 27
     4.6     Information for Prospectus/Proxy Statement........................................................... 28
     4.7     Company Plans........................................................................................ 28
     4.8     Employee Transition Committee........................................................................ 28
     4.9     Shareholder Approval................................................................................. 28
     4.10    Tax Returns.......................................................................................... 28
     4.11    Representations of Shareholders...................................................................... 29
     4.12    Employee Benefits Matters............................................................................ 29
     4.12.1  Service Credit....................................................................................... 29
     4.12.2  Section 16 Approval.................................................................................. 29
     4.12.3  Retention Plans...................................................................................... 30

ARTICLE V  COVENANTS OF MICROSOFT................................................................................. 30
     5.1     Breach of Representations and Warranties............................................................. 30
     5.2     Conduct of Business by Microsoft Pending the Merger.................................................. 30
     5.3     Consents............................................................................................. 31
     5.4     Commercially Reasonable Best Efforts................................................................. 31
     5.5     Agreements of Microsoft Affiliates................................................................... 31
     5.6     Representations of Shareholders...................................................................... 31
     5.7     Tax Free Reorganization.............................................................................. 31
     5.8     Nasdaq Listing....................................................................................... 32
     5.9     Employee Transition Committee........................................................................ 32
     5.10    Retention Plan....................................................................................... 32

ARTICLE VI  ADDITIONAL AGREEMENTS................................................................................. 32
     6.1     Preparation of S-4................................................................................... 32
     6.2     Letter of Company's Accountants...................................................................... 33
     6.3     Letter of Microsoft's Accountants.................................................................... 33
     6.4     Access to Information................................................................................ 33
     6.5     Legal Conditions to the Merger....................................................................... 34
     6.6     Affiliates........................................................................................... 34
     6.7     HSR Act Filings...................................................................................... 34
     6.7.1   Filings and Cooperation.............................................................................. 34
     6.7.2   Objections........................................................................................... 35
     6.8     Officers and Directors............................................................................... 35
     6.9     Expenses............................................................................................. 35
     6.10    Stock Option Agreement............................................................................... 36
     6.11    Additional Agreements................................................................................ 36
     6.12    Public Announcements................................................................................. 36
     6.13    State Takeover Laws.................................................................................. 36

ARTICLE VII  CONDITIONS PRECEDENT................................................................................. 36
     7.1     Conditions to Each Party's Obligation to Effect the Merger........................................... 36
     7.1.1   Shareholder Approval................................................................................. 36
     7.1.2   Consents............................................................................................. 36

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     7.1.3   S-4.................................................................................................. 37
     7.1.4   No Restraints........................................................................................ 37
     7.1.5   Tax-Free Reorganization.............................................................................. 37
     7.1.6   No Burdensome Condition.............................................................................. 37
     7.2     Conditions of Obligations of Microsoft and Sub....................................................... 37
     7.2.1   Representations and Warranties of Company............................................................ 37
     7.2.2   Performance of Obligations of Company................................................................ 37
     7.2.3   Affiliates........................................................................................... 38
     7.2.4   Pooling of Interests; Comfort Letters................................................................ 38
     7.2.5   Opinion of Company's Counsel......................................................................... 38
     7.3     Conditions of Obligation of Company.................................................................. 38
     7.3.1   Representations and Warranties of Microsoft and Sub.................................................. 38
     7.3.2   Performance of Obligations of Microsoft and Sub...................................................... 38
     7.3.3   Opinion of Microsoft Counsel......................................................................... 38

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER................................................................... 39
     8.1     Termination.......................................................................................... 39
     8.2     Effect of Termination................................................................................ 40
     8.3     Break-up Fee......................................................................................... 40
     8.4     Amendment............................................................................................ 40
     8.5     Extension, Waiver.................................................................................... 40

ARTICLE IX  GENERAL PROVISIONS.................................................................................... 41
     9.1     Nonsurvival of Representations, Warranties and Agreements............................................ 41
     9.2     Notices.............................................................................................. 41
     9.3     Interpretation....................................................................................... 42
     9.4     Counterparts......................................................................................... 42
     9.5     Miscellaneous........................................................................................ 42
     9.6     No Joint Venture..................................................................................... 43
     9.7     Governing Law........................................................................................ 43
     9.8     Specific Performance................................................................................. 43
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                                     -iv-

                             INDEX OF DEFINED TERMS

Term                                      Page             Term                                      Page
Acquisition Transaction.................    25             Company's Principal Shareholders........    29
affiliate...............................     5             Competitive Business....................    30
Affiliate Letters.......................    34             Confidentiality Agreement...............    33
Affiliates..............................    34             Consents................................     9
Antitrust Laws..........................    35             Effective Time..........................     1
blue sky................................     9             ERISA...................................    12
Business Condition......................     7             Exchange Act............................     9
Certificate.............................     3             Exchange Agent..........................     4
Closing.................................     2             Exchange Ratio..........................     3
Closing Date............................     2             GAAP....................................    10
Code....................................     2             Governmental Entity.....................     9
Company.................................     1             Hazardous Material......................    19
Company Break-up Fee....................    40             HSR Act.................................     9
Company Business........................     8             include.................................    42
Company Comfort Letter..................    33             includes................................    42
Company Common Stock....................     3             including...............................    42
Company Disclosure Schedule.............     7             Lease...................................    18
Company Employee........................    29             Leases..................................    18
Company Financial Statements............    10             Liabilities.............................    12
Company Incentive and Stock Option Plans     8             Material Adverse Effect.................     8
Company Options.........................     8             Merger..................................     1
Company Preferred Stock.................     8             Merger Consideration....................     3
Company Required Statutory Approvals....     9             Merger Documents........................     1
Company Section 16 Insider..............    29             Microsoft...............................     1
Company Shareholders Meeting............    28             Microsoft Average Closing Price.........     4
Company Voting Debt.....................     8             Microsoft Comfort Letter................    33
                                                           Microsoft Common Stock..................     3

                                      -v-

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
Term                                      Page             Term                                      Page
Microsoft Disclosure Schedule...........    20             Return Periods..........................    14
Microsoft Financial Statements..........    21             Returns.................................    14
Microsoft Required Statutory Approvals..    21             S-4.....................................    10
Microsoft SEC Documents.................    21             SEC.....................................     9
multiemployer plan......................    13             Securities Act..........................     5
Non-U.S. Plans..........................    12             single-employer plan....................    13
Order...................................    35             Stock Option Agreement..................    36
Plan....................................    12             Sub.....................................     1
plan of reorganization..................     2             Surviving Corporation...................     2
prohibited transaction..................    12             tax.....................................    13
Proxy Statement.........................    10             taxes...................................    13
Proxy Statement/Prospectus..............    10             Transition Committee....................    28
Real Property...........................    19             U.S. Plans..............................    12
Required Statutory Approvals............    21             Violation...............................     9
Retention Plan..........................    30             Voting Agreements.......................    28
                                                           WBCA....................................     1

















                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 14, 1999, among Microsoft Corporation, a Washington corporation ("Microsoft"), MovieSub, Inc., a Washington corporation and a wholly-owned subsidiary of Microsoft ("Sub"), and Visio Corporation, a Washington corporation ("Company").

                                   WITNESSETH

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Business Corporation Act (the "WBCA"), Microsoft and Company will enter into a business combination transaction pursuant to which Sub will merge with and into Company (the "Merger");

     WHEREAS, the Board of Directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its shareholders and has adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval of this Agreement by the shareholders of Company;

     WHEREAS, the respective Boards of Directors of Microsoft and Sub have determined that the Merger is advisable and fair to, and in the best interests of, Microsoft and Sub;

     WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended; and

     WHEREAS, the parties intend that the Merger shall be accounted for as a "pooling of interests" for financial reporting purposes.

     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Microsoft, Sub and Company hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, Sub will be merged with and into Company. An Agreement and Plan of Merger, and articles, certificates or other appropriate filing documents (the "Merger Documents") shall be duly prepared, executed and acknowledged by the parties and thereafter delivered to the Secretary of State of Washington, for filing, as provided in the WBCA as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Merger Documents with the Secretary of State of Washington or at such time thereafter as is provided in the Merger Documents (the "Effective Time"). Company acknowledges and agrees that Microsoft will have no obligation to make any payment or issue any securities pursuant to this Agreement until the Merger has been confirmed in writing by the Secretary of State of Washington.

     1.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable but no later than the third business day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the "Closing Date"), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effects of the Merger. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Company (Company after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Company shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, $.01 par value, until duly amended, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, (v) the officers of the Surviving Corporation shall be the officers of Sub immediately prior to the Effective Time, and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     1.4 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code. Each party hereto and its affiliates agree to treat the Merger as a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code that such conclusions are wholly or partially incorrect. Microsoft agrees to act in good faith consistent with the intent of the parties expressed in this provision.

     1.5 Accounting Treatment. The business combination to be effected by the Merger is intended to be treated for accounting purposes as a "pooling of interests." However, Microsoft has reserved the right under this Agreement to cause the Merger to be treated for accounting purposes as a "purchase."

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS, EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.9) on the part of the holder of any shares of Company common stock, par value $.001 per share ("Company Common Stock"):

          2.1.1 Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall continue to be issued and shall be converted into 1,000 shares of Surviving Corporation Common Stock with the stock certificate of Sub evidencing ownership of such shares of capital stock of the Surviving Corporation.

          2.1.2 Cancellation of Company Common Stock. All shares of Company Common Stock that are owned directly or indirectly by Company or Microsoft or by any Subsidiary (as defined below) of Company or Microsoft immediately prior to the Merger shall be canceled and no stock of Microsoft or other consideration shall be delivered in exchange therefor. In this Agreement, "Subsidiary" or "Subsidiaries" shall mean an entity of which an amount of the voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests of which) is owned directly or indirectly by Company. All Subsidiaries of Company are identified in the Company Disclosure Schedule (as defined in Section 3.1). All references to Company, unless otherwise indicated shall include each of Company's Subsidiaries.

          2.1.3 Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled pursuant to Section 2.1.2 and dissenting shares as described in Section 2.1.5) shall be converted, without any action on the part of the holders thereof, into the right to receive .45 shares (the "Exchange Ratio") of common stock, par value $0.0000125 per share, of Microsoft (the "Microsoft Common Stock") (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each certificate (a "Certificate") previously representing any such shares shall represent only the right to receive (i) whole shares of Microsoft Common Stock and (ii) cash in lieu of fractional shares, in each case as provided by this Section 2.1.

          2.1.4 Adjustments of Exchange Ratio. If, between the date of this agreement and the Effective Time, the outstanding shares of Microsoft Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class or series or otherwise changed by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment or similar transaction, the Exchange Ratio shall be correspondingly adjusted.

          2.1.5 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 23B.13.010 et seq. of the WBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the WBCA. Company shall give Microsoft (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the WBCA or any other provisions of Washington law and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the WBCA. Company shall not, except with the prior written consent of Microsoft, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

          2.1.6 Fractional Shares. No fractional shares of Microsoft Common Stock shall be issued in the Merger and such fractional interests shall not entitle the owner thereof to vote. In lieu of any fractional share, each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Microsoft Common Stock will be entitled to receive from Microsoft an amount of cash, without interest, equal to the Microsoft Average Closing Price (as defined below) multiplied by the fraction of a share of Microsoft Common Stock to which such holder would otherwise be entitled. The "Microsoft Average Closing Price" shall mean the average closing price of the Microsoft Common Stock as publicly reported for the NASDAQ National Market System as of 4:00 p.m. Eastern Time over the last 20 trading days ending on the fifth trading day prior to the Closing Date.

     2.2  Exchange of Certificates.

          2.2.1 Exchange Agent. Prior to the Closing Date, Microsoft shall appoint ChaseMellon Shareholder Services, LLC, or other bank or trust company reasonably satisfactory to Company, to act as exchange agent (the "Exchange Agent") in the Merger.

          2.2.2 Microsoft to Provide Common Stock and Cash. As promptly as practicable after the Effective Time, Microsoft shall make available to the Exchange Agent the certificates representing whole shares of Microsoft Common Stock issued pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and, from time to time, cash for payment in lieu of fractional shares.

          2.2.3 Exchange Procedures. As soon as practicable after the Effective Time, Microsoft shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates, (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Microsoft Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange

Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of Microsoft Common Stock to which the holder of Company Common Stock is entitled pursuant to Section 2.1 hereof plus cash in lieu of fractional shares as provided in Section 2.1.6. The Certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, until holders of Certificates have surrendered them for exchange as provided herein, (i) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (ii) without regard to when such Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Microsoft Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for Microsoft Common Stock is to be issued in a name other than in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Microsoft Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. In connection with its undertakings pursuant to this Section 2.2.3, the Exchange Agent shall be entitled to withhold any income taxes as required by the Code.

          2.2.4 No Further Ownership Rights in Company Common Stock. All Microsoft Common Stock delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of preserving pooling of interests accounting treatment for the Merger shall not be exchanged until Microsoft receives a written agreement from such persons as provided by Section 6.6.

          2.2.5 Return to Microsoft. Any Microsoft Common Stock and any cash in lieu of fractional share interests made available to the Exchange Agent and not exchanged for Certificates within one year after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Company Common Stock and unclaimed at the end of such one year period shall be redelivered or repaid by the Exchange Agent to Microsoft, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Microsoft for payment of the Microsoft Common Stock, cash in lieu of fractional shares, and any such dividends or distributions. Notwithstanding any provision of this Agreement, none of Microsoft, the

Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to any holder of Company Common Stock for any Microsoft Common Stock, cash in lieu of fractional shares or dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     2.3  Company Options.

          2.3.1 Assumption by Microsoft. At the Effective Time, each of the then outstanding Company Options (as defined in Section 3.1.2) shall, by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be assumed by Microsoft and converted into an option to purchase that number of shares of Microsoft Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Microsoft Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Microsoft Common Stock, then the number of shares of Microsoft Common Stock subject to such option shall be rounded to the nearest whole number of shares. Continuous employment with Company or any Company Subsidiaries shall be credited to the optionee for purposes of determining the vesting of the number of shares of Microsoft Common Stock subject to exercise under the optionee's converted Company Option after the Effective Time. Except as provided in this Section 2.3.1, each Company Option assumed by Microsoft hereunder shall be exercisable upon, and otherwise be subject to, the same terms and conditions as under the applicable Company Incentive and Stock Option Plan (as defined in Section 3.1.2), the applicable option agreement issued thereunder and any other plan or agreement pertaining to the exercisability or any other term of such Company Option. Notwithstanding anything in this Section 2.3.1 to the contrary, the Company Options shall be assumed by Microsoft in such a manner that Microsoft (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or
(ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options.

          2.3.2 Registration. Microsoft shall cause the shares of Microsoft Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, as soon as practicable after the Effective Time, but in no event later than 10 days after the Effective Time, on Form S-8 promulgated by the SEC or, in the event that Form S-8 is not available under the applicable rules and regulations of the SEC for shares of Microsoft Common Stock, on Form S-3 promulgated by the SEC for the portion of such shares not registrable on Form S-8, and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act (as defined in Section 4.12.2), Microsoft shall administer Company Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by Company or its predecessors.

          2.3.3  Notice; Reservation of Shares.   As soon as practicable after
the Effective Time, Microsoft shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such holder's rights pursuant thereto. Microsoft shall comply with the terms of all such Company Options and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Microsoft Common Stock for delivery upon exercise of the assumed Company Options.

     2.4 Employee Stock Purchase Plan. Company shall cause its 1995 Employee Stock Purchase Plan to be terminated as of the day immediately prior to the Effective Time, and all funds which have been withheld from the wages of Company's employees for the purchase of Company Common Stock as of such time shall be applied to a final purchase thereunder.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Company. Except as disclosed in the Company SEC Documents (as defined below) or in a Disclosure Schedule which identifies by section number the section and subsection to which such disclosure relates (provided, however, that Company shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in Company but is generally familiar with the software development industry can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Company to Microsoft concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), whether or not the Company Disclosure Schedule is referred to in a specific section or subsection and except as specifically provided for in this Agreement or any agreement attached as an Exhibit hereto, Company represents and warrants to Microsoft and Sub as follows:

          3.1.1 Organization, Standing and Power. Each of Company and its Subsidiaries is an entity duly organized, validly existing and in good standing, as applicable under the laws of its jurisdiction of incorporation or organization has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it owns, leases or operates its properties or conducts its businesses so as to require such qualification, except where the failure to be so organized, existing, qualified or in good standing or to have such corporate or other applicable power and authority have not had, and would not have, a Material Adverse Effect (as hereinafter defined) on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "Business Condition" with respect to any entity shall mean the financial condition and results of operations (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity and its Subsidiaries taken as a whole. For the purposes of this Agreement, the term "Material Adverse

Effect" means material adverse effect other than resulting from (i) changes attributable to conditions affecting the Company Business generally or the software industry generally, (ii) changes in general economic, political or regulatory conditions, (iii) changes attributable to the announcement or pendency of the Merger, or the other transactions contemplated hereby, or (iv) with respect to Company, litigation arising from allegations of a breach of fiduciary duty relating to this Agreement. Company has made available to Microsoft complete and correct copies of the Certificate or Articles of Incorporation, Bylaws, and minutes of each meeting of the board (and each committee thereof) of directors of Company and each of its Subsidiaries, in each case, as amended to the date hereof. "Company Business" means the business generally related to the development and sale of software for business diagramming, technical drawing and information technology design and documentation together with all other Company assets dedicated to such business.

          3.1.2 Capital Structure. The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock of which 30,213,572 were outstanding as of September 10, 1999 and 40,000,000 shares of Preferred Stock (the "Company Preferred Stock"), of which none are outstanding as of the date hereof and none of which are held by Subsidiaries of Company. In addition, as of September 10, 1999 there were 4,494,597 shares of Company Common Stock issuable upon the exercise of outstanding stock options ("Company Options") under the 1995 Nonemployee Director Stock Option Plan, the 1995 Long-Term Incentive Compensation Plan, the 1990 Stock Option Plan and any other stock option plans and other options (together with the 1995 Employee Stock Purchase Plan, the "Company Incentive and Stock Option Plans"). All outstanding shares of Company Common Stock are, and any shares of Company Common Stock issued upon exercise of any Company Options will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries may be bound other than agreements pursuant to which Company has the right to repurchase shares of Company Common Stock. Except for the shares of Common Stock issuable upon the exercise of Company Options, there are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company or any Subsidiary of Company is a party or by which any of them may be bound obligating Company or any Subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or of any Subsidiary of Company or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Common Stock on any matter ("Company Voting Debt"). Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable.

          3.1.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to approval of this Agreement by the shareholders of Company and the Company Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, including the unanimous approval of the Board of Directors of Company, subject only to approval of this Agreement by the shareholders of Company. This Agreement has been duly executed and delivered by Company and assuming the due authorization, execution and delivery by Microsoft and Sub, constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "Violation") pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Company or the comparable governing instruments of any Subsidiary or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Company. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by (collectively "Consents"), any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity"), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except for Consents, if any, relating to (i) the filing of a premerger notification report and all other required documents by Microsoft and Company, and the expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any filings with the Securities and Exchange Commission (the "SEC") including such reports and information as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and the rules and regulations promulgated by the SEC under the Exchange Act or the Securities Act and the declaration of the effectiveness of the S-4 (as defined in Section 3.1.5) by the SEC, (iii) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the NASD Bylaws or "blue sky" laws, and (iv) the filing of the Merger Documents with the Secretary of State of the State Washington (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Company Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the Business Condition of Company.

          3.1.4 SEC Documents and Financial Statements. Company has filed all forms, reports and documents required to be filed by it with the SEC since November 30, 1995 through the date of this Agreement (collectively, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Company included in the Company SEC Documents (the "Company Financial Statements") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Company Financial Statements, except as described in the notes thereto.

          3.1.5 Information Supplied. None of the information supplied or to be supplied by Company or its Subsidiaries, auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act with the SEC by Microsoft in connection with the issuance of the Microsoft Common Stock in or as a result of the Merger (the "S-4"-), or (ii) the proxy statement and any amendment or supplement thereto to be distributed in connection with Company's meetings of shareholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the S-4, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement.

          3.1.6 No Defaults. Neither Company nor any Subsidiary of Company is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of Company or any comparable governing instrument of any Subsidiary of Company, (ii) any judgment, decree or order applicable to Company or any Subsidiary of Company or
(iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company or any Subsidiary of Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Company.

          3.1.7 Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of Company, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any Material Adverse Effect on the Business Condition of Company. There is no investigation pending or, to the knowledge of Company, threatened against Company or any Subsidiary of Company, before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other Government Entity which would have a Material Adverse Effect on the Business Condition of Company. To the Company's knowledge, the Company Disclosure Schedule sets forth, with respect to any pending action, suit, proceeding, or investigation to which Company or any of its Subsidiaries is a party (other than (i) cases involving the collection of monies owed to Company or in the ordinary course of business or (ii) trademark infringement or anti-piracy actions in the ordinary course of business in which Company is the plaintiff), the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed.

          3.1.8 No Material Adverse Change. Since October 3, 1998 through the date hereof, Company and its Subsidiaries have conducted their respective businesses in the ordinary course and there has not been: (i) any Material Adverse Effect on the Business Condition of Company or any development or combination of developments of which management of Company has knowledge which is reasonably likely to result in such an effect; (ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business Condition of Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Company; (iv) any material increase or change in the compensation or benefits payable or to become payable by Company or any Subsidiary to their employees in the aggregate, except in the ordinary course of business consistent with past practice; (v) any acquisition or sale of a material amount of property of Company or any of its Subsidiaries, except in the ordinary course of business and which would not have a Material Adverse Effect on the Business Condition of Company; (vi) any material increase or modification in any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for, or with its employees in the aggregate; or
(vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards other than consistent with Company's past practices and which will not result in a compensation charge against earnings or the loss of deductions for federal or state income tax purposes.

          3.1.9 Absence of Undisclosed Liabilities. Company and its Subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) liabilities, obligations or contingencies ("Liabilities") that are accrued or reserved against in the consolidated balance sheet of Company and its Subsidiaries as of October 3, 1998 or reflected in the notes thereto or disclosed in the financial statements of Company filed as a part of the Company SEC Documents, (ii) Liabilities that would not have a Material Adverse Effect on the Business Condition of Company, or (iii) additional Liabilities reserved against since October 3, 1998 that (x) have arisen in the ordinary course of business and (y) are accrued or reserved against on the books and records of Company and its Subsidiaries.

          3.1.10 No Violations. The businesses of Company and its Subsidiaries are not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Business Condition of Company.

          3.1.11 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company or its Subsidiaries, from Company or any of its Subsidiaries under any Plan (as hereinafter defined), agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          3.1.12 Employee Benefit Plans. Each material employee benefit plan ("Plan") covering active, former or retired employees of Company and any of its Subsidiaries that is subject to U.S. law ("U.S. Plans" ) is listed in the Company Disclosure Schedule. With respect to each U.S. Plan, Company has provided to Microsoft a copy of each such Plan, and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, all annual reports (Form 5500) filed with the IRS. With respect to each Plan that is not subject to U.S. law ("Non-U.S. Plans"), Company shall provide to Microsoft a copy of such Plan and, where applicable, any related trust agreement, annuity or insurance contract, as soon as practicable after the date hereof. To the extent applicable, each U.S. Plan complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any U.S. Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No U.S. Plan is covered by Title IV of ERISA or Section 412 of the Code. No material "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any U.S. Plan. Each U.S. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such U.S. Plans. There are no pending or reasonably anticipated material claims against or otherwise involving any of the U.S. Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any U.S. Plan. All material contributions, reserves or premium payments to U.S. Plans, accrued to the date hereof have been made or provided for. Company has not incurred any material liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred, and will not incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA. Company has no obligation for retiree health and life benefits under any U.S. Plan, except as required to avoid excise taxes under Section 4980(B) of the Code. There are no restrictions on the rights of Company to amend or terminate any U.S. Plan without incurring any liability thereunder (other than any liability for accrued benefits thereunder). Company has not engaged in, nor is it a successor to, an entity that has engaged in, a transaction described in ERISA
Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any U.S. Plan that would increase materially the expense of maintaining such Plan above the level of expense incurred in respect thereof for the year ended December 31, 1998. Neither Company nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company. No tax under Section 4980B of the Code has been incurred in respect of any U.S. Plan that is a group health plan, as defined in
Section 5000(b)(1) of the Code. Each Non-U.S. Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Non-U.S. Plan. Each Non-U.S. Plan that is required by contract or under applicable local law to be funded has been funded to the extent required and if and to the extent any Non-U.S. Plan is not funded, the unfunded obligations under such Non-U.S. Plan are reflected on the books and records of the entity maintaining the plan.

          3.1.13 Major Contracts. As of the date of this Agreement, all of Company's "material contracts" as such term is defined under Item 601 of Regulation S-K, have been filed under the Exchange Act. Except to the extent that such agreements have expired by their own terms, each agreement disclosed by Company under the Exchange Act is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect on the Business Condition of Company. None of the parties to any of such agreements have terminated, except when such agreements have expired under their own terms, or, to the Company's knowledge, in any way expressed an intent to terminate or otherwise materially modify such agreements in the future. Company has provided to Microsoft lease documents for any real or personal property in which the amount of payments that Company is required to make on an annual basis exceeds $100,000 and that have not been filed as an exhibit to any Company SEC Documents.

          3.1.14 Taxes. For the purposes of this Agreement, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. Company and each of its Subsidiaries has timely filed (or caused to be filed), taking into account all extensions, all material federal, state, local and foreign tax returns, reports and information statements ("Returns") required to be filed by each of them, which returns, reports and statements are true, correct and complete in all material respects, and paid or accrued all material taxes shown as due on such returns, reports and statements. Company and each of its Subsidiaries has fully accrued in accordance with GAAP all material unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the periods covered by such returns). Company has received no written notice of any claimed, proposed or assessed material deficiencies or adjustments for any tax, nor to the best of Company's knowledge, have any such deficiencies or adjustments been threatened. Company and its Subsidiaries are not subject to any ongoing tax audit or examination nor, to the best of Company's knowledge, are such audits or examinations pending or threatened, and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to the assessment of any tax.

     Company has made available to Microsoft true and correct copies of all U.S. Returns for the fiscal years 1996, 1997 and 1998 reasonably requested by Microsoft. Company covenants to provide to Microsoft at its reasonable request true and correct copies of all tax returns, information, statements, reports, work papers and other tax data as soon as practicable after the date hereof. No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof. Other than interests in certain leasehold improvements, Company has no interests in real estate in the State of Washington, the transfer or disposition of which would give rise to Washington State real estate excise tax.

     Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority. Neither the Company nor the Subsidiaries are parties to any tax sharing agreements and neither the Company nor any of the Subsidiaries have been members of any affiliated group for federal income tax purposes other than the one of which they are currently a member. The Company does not have an "overall foreign loss" as defined in Section 904(f) of the Code. Prior to the Merger, the use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. The Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code. Neither Company nor any Subsidiary has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. There are no material liens for taxes upon the assets of Company or its Subsidiaries except for taxes that are not yet payable. The Company Disclosure Schedule contains a list of all states or foreign jurisdictions where the Company believes it or any Subsidiary is required to file Returns.

     Neither Company nor any Subsidiary of Company is a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of Company or any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of Company or of any Subsidiary secures any debt the interest on which is tax exempt under Section 103 of the Code.

     To the knowledge of Company, there are no facts or circumstances relating to the Company including any covenants or undertakings of the Company pursuant to this Agreement, that would prevent Shearman & Sterling from delivering the opinion referred to in Section 7.1.5 as of the date hereof.

          3.1.15 Interests of Officers. None of Company's officers or directors has, nor to the knowledge of Company does any officer or director of any Subsidiary have, any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of Company or that of its Subsidiaries, or any supplier, distributor or customer of Company or its Subsidiary, except, in the case of Company, for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

          3.1.16  Technology and Intellectual Property Rights .

                  (a)  "Company Intellectual Property" shall mean:

                       (i) all patents, trademarks, trade names, service marks, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, schematics, technology, trade secrets, know-how, moral rights and computer software programs or applications (in both source and object code form) owned by Company; and

                       (ii) all license rights in any third party intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in
     (i) above;

that are being, and/or have been, used in, or are currently under development for use in, and are material to, the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clause (i) above is referred to herein as "Company Owned Intellectual Property" and Company Intellectual Property described in clause (ii) above is referred to herein as "Company Licensed Intellectual Property". Unless otherwise noted, all references to "Company Intellectual Property" shall include both Company Owned Intellectual Property and Company Licensed Intellectual Property.

                  (b) The Company Disclosure Schedule lists: (i) all patents, registered copyrights, trademarks, and service marks and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all software products and services that are currently published, offered, or under development by Company and scheduled to be commercially released within six months of the date hereof;
(iii) licenses and sublicenses of Company Owned Intellectual Property that are material to the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted; (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and (v) any obligations of exclusivity, non-competition, non-solicitation, or first negotiation to which Company is subject under any agreement that does not fall within the ambit of (iii) or (iv) above and that are either material to Company's business or that to Company's knowledge could reasonably be expected to be materially adverse to Microsoft's business.

                  (c)  Each item of the Company Intellectual Property is either:
(i) owned by Company, (ii) in the public domain, or (iii) rightfully used by Company pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company's current, and anticipated future (up to the Closing) activities and has or had during the relevant period all rights in the Company Intellectual Property reasonably necessary to carry out Company's former activities. All software and firmware listings that are part of the Company Owned Intellectual Property are commented in accordance with a reasonable developer standard.

                  (d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property or of any non-disclosure agreement to which Company is a party or otherwise bound, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company.

                  (e) Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any financial consideration or other material consideration to any third party, nor is any third party otherwise entitled to any financial consideration or other material consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property contained in Company's current products as listed on the Company Disclosure Schedule or in the Company Intellectual Property contained in any Company web site.

                  (f) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees, does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company. Further, to the knowledge of Company, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Licensed Intellectual Property or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by Company or its licensees does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person, except for any such violations that would not have a Material Adverse Effect on the Business Condition of Company. No claims (i) challenging the validity, enforceability, or ownership by Company of any of the Company Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

                  (g) No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

                  (h) Company's standard practice is to secure from all parties who have created any material portion of, or otherwise have any material rights in or to, the Company Owned Intellectual Property written assignments or licenses of any such work or other rights to Company.

                  (i) Company has provided Microsoft with a copy of or access to all material support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property.

                  (j) To the knowledge of Company, Company has obtained written agreements from all employees and third parties with whom Company has shared confidential information (i) of Company, or (ii) received from others which Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

                  (k) Company's practices regarding the collection and use of consumer personal information are in accordance in all material respects with Company's privacy policy as published on its website.

                  (l) Any Company Owned Intellectual Property is, and any products manufactured and commercially released by Company or currently under development, are Year 2000 Compliant in all material respects and will not cease to be Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. To Company's knowledge, the Company Licensed Intellectual Property material to the operation of Company is Year 2000 Compliant in all material respects and will not cease to be Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of the applicable Company Intellectual Property or applicable product is or will be materially affected by dates prior to, during or after the calendar year 2000 AD.

          3.1.17 Opinion of Financial Advisor. Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, a copy of which has been provided to Microsoft, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Company's shareholders.

          3.1.18 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of Company's capital stock necessary to approve this Agreement and the consummation of the transactions contemplated hereby.

          3.1.19 Accounting Matters. To the knowledge of Company, neither Company nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Microsoft or any of its affiliates, would prevent Microsoft from accounting for the business combination to be effected by the Merger as a pooling of interests.

          3.1.20 Brokers and Finders. Other than Morgan Stanley & Co. Incorporated, in accordance with the terms of its engagement letter, a copy of which has previously been provided to Microsoft, none of Company or any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

          3.1.21 Change of Control. With regard to any options, stock, restricted stock, stock bonus or other awards granted under the Company Incentive and Stock Option Plans which are not exercisable or vested prior to the Effective Time, Company has not taken any action to make such options or awards exercisable or vested by reason of the Merger. Prior to the Effective Time, Company shall take all action necessary relating to the Company Incentive and Stock Option Plans to provide that the occurrence of the transactions contemplated by this Agreement shall not entitle participants under such plans to a cash-out of the stock options, restricted stock, stock bonus or other awards granted to them thereunder.

          3.1.22 Leases in Effect. All real property leases and subleases as to which Company or any Subsidiary is a party and any amendments or modifications thereof which have been filed as exhibits to the Company SEC Documents or are listed on the Company Disclosure Schedule (each a "Lease" and collectively, the "Leases") are valid, in full force and effect, enforceable, and there are no existing defaults on the part of Company, and Company has not received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder, except for defaults, claimed defaults or events that with notice or lapse of time, or both, would constitute a default that have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Business Condition of Company. No consent is required from any party under any Lease in connection with the completion of the transactions contemplated by this Agreement, and Company has not received notice that any party to any Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination or refusal, would not have a Material Adverse Effect on Company's Business Condition.

          3.1.23  Environmental.

               (a) There has not been a discharge or release on any real property at the time it was owned or leased by Company (the "Real Property") of any Hazardous Material (as defined below), including without limitation contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials, except for those that would not, individually or in the aggregate have a Material Adverse Effect on the Business Condition of Company;

               (b) No Hazardous Material has been used by Company in the operation of Company's business in amounts that would have a Material Adverse Effect on the Business Condition of Company; and

               (c) Company has not received from any Governmental Entity or third party any written request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property or at any other location.

     "Hazardous Material" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order or (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity.

          3.1.24 Certain Payments. To the knowledge of Company, neither Company nor any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any "off-book" bank or cash account or "slush fund", or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

          3.1.25 Reliance. The foregoing representations and warranties are made by Company with the knowledge and expectation that Microsoft and Sub are placing reliance thereon.

     3.2 Representations and Warranties of Microsoft and Sub. Except as disclosed in a Disclosure Schedule which identifies by section number the section and subsection to which such disclosure relates (unless the applicability of such disclosure to any section or subsection is reasonably apparent in light of the circumstances under which made) and is delivered by Microsoft to Company concurrently with the execution of this Agreement (the "Microsoft Disclosure Schedule"), Microsoft and Sub represent and warrant to Company as follows:

          3.2.1 Organization; Standing and Power. Each of Microsoft and Sub is a corporation duly organized, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it owns, leases or operates its properties or conducts its businesses so as to require such qualification, except where the failure to be so organized, existing, qualified or in good standing or to have such corporate or other applicable power and authority have not had, and would not have, a Material Adverse Effect on the Business Condition of Microsoft.

          3.2.2 Capital Structure. The authorized capital stock of Microsoft consists of 12,000,000,000 shares of Microsoft Common Stock of which 5,137,062,528 are outstanding as of August 31, 1999 and 100,000,000 shares of preferred stock, par value $0.01 per share (the "Microsoft Preferred Stock") of which 12,519,562 are outstanding as of August 31, 1999, and no shares are held by Subsidiaries of Microsoft. In addition, as of August 31, 1999, there are 755,669,934 shares of Microsoft Common Stock are reserved for issuance upon the exercise of outstanding stock options ("Microsoft Options") under the Microsoft 1991 Stock Option Plan. The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Microsoft. The shares of Microsoft Common Stock to be issued pursuant to the Merger in accordance with Section 2.1.3(i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Microsoft's Restated Articles of Incorporation or Bylaws or any agreement to which Microsoft is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable blue sky laws.

          3.2.3 Authority. Microsoft and Sub have all requisite corporate power and authority to enter into this Agreement, and subject to the Microsoft Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Microsoft of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Microsoft. This Agreement has been duly executed and delivered by Microsoft and Sub and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Microsoft and Sub enforceable in accordance with its terms. Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any Violation of (i) any provision of the Restated Articles of Incorporation or Bylaws of Microsoft or the comparable governing instruments of any Subsidiary of Microsoft or (ii) any loan or credit agreement note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Microsoft or any Subsidiary of Microsoft or their respective properties or assets, other than, in the case of (ii), any such Violation, which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Microsoft. No Consent is required by or with respect to Microsoft or Sub in connection with the execution and delivery of this Agreement by Microsoft or Sub or the consummation by Microsoft and Sub of the transactions contemplated hereby, except for (i) the filing of a premerger notification report by Microsoft and Company under the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act and the declaration of the effectiveness thereof by the SEC and compliance with various state securities or blue sky laws, and (iii) the filing of the Merger Documents with the Secretary of State of the State of Washington (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Microsoft Required Statutory Approvals" and together with the Company Required Statutory Approvals, the "Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the value of the Microsoft Common Stock and would not have a Material Adverse Effect on the Business Condition of Microsoft.

          3.2.4 SEC Documents and Financial Statements. Microsoft has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 1995 through the date of this Agreement (collectively, the "Microsoft SEC Documents"). As of their respective filing dates, the Microsoft SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Microsoft SEC Documents, and none of the Microsoft SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Microsoft included in the Microsoft SEC Documents (the "Microsoft Financial Statements") complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Microsoft and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Microsoft's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Microsoft Financial Statements or estimates except as described in the notes thereto.

          3.2.5 Information Supplied. None of the information supplied or to be supplied by Microsoft or its Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or Sub for inclusion in the S-4 or the Proxy Statement/Prospectus, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement.

          3.2.6 No Defaults. Microsoft has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Bylaws of Microsoft;
(ii) any judgment, decree or order applicable to Microsoft; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Microsoft is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Microsoft.

          3.2.7 Absence of Certain Changes or Events. Since July 1, 1998 through the date of this Agreement, except as contemplated by or as disclosed in this Agreement, as set forth in the Microsoft Disclosure Schedule or as disclosed in any Microsoft SEC Documents filed since July 1, 1998 and prior to the date of this Agreement, Microsoft and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on the Business Condition of Microsoft.

          3.2.8 Absence of Undisclosed Liabilities. Microsoft and its Subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) Liabilities that are accrued or reserved against in the consolidated balance sheet of Microsoft and its Subsidiaries as of June 30, 1998 or reflected in the notes thereto or disclosed in the financial statements filed as a part of the Microsoft SEC Documents, (ii) Liabilities that would not have a Material Adverse Effect on the Business Condition of Microsoft, or (iii) additional Liabilities reserved against since July 1, 1998 that (x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Microsoft and its Subsidiaries.

          3.2.9 No Vote Required. No vote of the shareholders of Microsoft is required by law, Microsoft's Restated Articles of Incorporation or Bylaws or otherwise in order for Microsoft and Sub to consummate the Merger and the transactions contemplated hereby.

          3.2.10 Accounting Matters. To the knowledge of Microsoft, neither Microsoft nor any of its affiliates has taken or agreed to take any action that, without giving effect to any action taken or agreed to be taken by Company or any of its affiliates, would prevent Microsoft from accounting for the business combination to be effected by the Merger as a pooling of interests.

          3.2.11 Brokers and Finders. None of Microsoft or any of its respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

          3.2.12 Interim Operation of Sub. Sub is a direct, wholly owned subsidiary of Microsoft, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          3.2.13 Reliance. The foregoing representations and warranties are made by Microsoft with the knowledge and expectation that Company is placing reliance thereon.

                                   ARTICLE IV

                              COVENANTS OF COMPANY

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement or with Microsoft's prior written consent which will not be unreasonably withheld) that:

     4.1  Conduct of Business.

          4.1.1 Ordinary Course. Except as set forth in the Company Disclosure Schedule, Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers, consultants, and employees and preserve their relationships with customers, suppliers, distributors and others having business dealings with them. Company shall promptly notify Microsoft of any event or occurrence or emergency not in the ordinary course of business, of Company or its Subsidiaries, and material and adverse to the Business Condition of Company. Except as set forth in the Company Disclosure Schedule, neither Company nor any of its Subsidiaries shall:

               (a) accelerate, amend or change the period of exercisability or vesting of options, restricted stock, stock bonus or other awards granted under the Company Incentive and Stock Option Plans (including any discretionary acceleration of the exercise periods by Company's Board of Directors permitted under such plans) or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

               (b) except in the ordinary course of business consistent with past practices, grant any severance or termination pay to any officer or director or to any employee of Company or any of its Subsidiaries;

               (c) except in the ordinary course of business consistent with past practices and other than transfers between or among Company and any of its wholly owned Subsidiaries, transfer to any person or entity any rights to the Company Intellectual Property Rights;

               (d) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or manufacturing rights of any type or scope for a period of more than two years with respect to any hardware or software products of Company or any of its Subsidiaries; and

               (e) except in the ordinary course of business consistent with past practices, commence a lawsuit other than: (i) for the routine collection of bills; (ii) for software piracy; (iii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Microsoft prior to filing such suit; or (iv) for a breach of this Agreement.

               (f) enter into one or more leases which extend for a period of five years beyond the date of this Agreement and which obligate Company to pay aggregate gross rent in excess of $1,000,000.

               (g) extend an offer of employment to a candidate for an officer position without prior consultation with Microsoft.

          4.1.2 Dividends: Changes in Stock. Other than transfers between or among Company and any of its wholly owned Subsidiaries, Company shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect to any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock other than repurchase of vested stock from former employees; or
(iv) propose any of the foregoing.

          4.1.3 Issuance of Securities. Company shall not, and shall not permit its Subsidiaries to, issue, deliver, or sell, or authorize, propose or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock or Company Voting Debt, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it or any of its Subsidiaries to issue any such shares, Voting Debt or other convertible securities other than the issuance of options for Company Common Stock to employees under the Company Incentive and Stock

Option Plans in amounts and on terms consistent with prior practices and other than the issuance of Company Common Stock upon the exercise of options granted under the Company Incentive and Stock Option Plans. Any grant of stock options or restricted stock in excess of the amounts set forth in Section 4.1.3 of the Company Disclosure Schedule shall require the prior written approval of Microsoft.

          4.1.4 Governing Documents. Company shall not, nor shall it cause or permit any of its Subsidiaries to, amend its Articles or Certificate of Incorporation or Bylaws.

          4.1.5 Exclusivity; Acquisition Proposals. (a) Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, Company shall not (and it shall use its commercially reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Subsidiary to take, directly or indirectly, any of the following actions with any party other than Microsoft and its designees: (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"); (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Microsoft or its representatives concerning Company's business or properties or afford to any person other than Microsoft or its representatives or entity access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger provided, however, that the Board of Directors of Company may recommend that the shareholders of Company tender their shares in connection with a tender offer to the extent the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Washington Law, after receiving the advice of outside legal counsel. In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, or any request for disclosure or access with respect to information of the type referred to in clause (ii) above, it shall immediately, and prior to taking any action in response thereto inform Microsoft as to the existence of such offer or proposal and generally describe the material facts concerning any such offer including the identity of the third party making such offer, proposal or request, and will thereafter cooperate with Microsoft by informing Microsoft of additional material facts as they arise and furnishing to Microsoft any additional information it furnished to any third party making such proposal or requesting information. Nothing contained in this Agreement shall prevent the Board of Directors of Company from (i) furnishing information to, or answering questions of, a third party which the Board of Directors of Company reasonably believes has made a bona fide proposal with respect to an Acquisition Transaction that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between Company and Microsoft and provided further that Microsoft is notified one business day prior to Company's providing of such information to a third party, or (ii) subject to compliance with the other terms of this Section 4.1.5, considering a proposal with respect to an Acquisition Transaction, which the Board of Directors of Company reasonably believes to be a bona fide proposal, that is a Superior Proposal not solicited in violation of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, substantially all of the equity securities of Company entitled to vote generally in the election of directors, on terms which the Board of Directors of Company reasonably believes (x) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed in writing by Microsoft and (y) to be more favorable to Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of Company under the laws of the State of Washington; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.
               (b) Nothing contained in this Section 4.1.5 shall prohibit Company from taking and disclosing to its shareholders a position required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation; provided, however, the Board of Directors of Company shall only recommend that its shareholders tender their shares in connection with a tender offer to the extent that the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Washington law, after receiving the advice of outside legal counsel.

          4.1.6 No Acquisitions. Except as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any Subsidiary of Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of Company.

          4.1.7 No Dispositions. Company shall not, and shall not permit any Subsidiary of Company to, sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

          4.1.8 Indebtedness. Company shall not, and shall not permit any Subsidiary of Company to, incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise in amounts which are material, individually or in the aggregate, to the Business Condition of Company.

          4.1.9 Plans. Except as set forth in the Company Disclosure Schedule, Company shall not, and shall not permit any Subsidiary of Company to, adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan. Except in the ordinary course of business consistent with past practices, Company shall not and shall not permit any Subsidiary of Company to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates or fringe benefits of its officers or employees.

          4.1.10 Claims. Company shall not, and shall not permit any Subsidiary of Company to, settle any claim, action or proceeding, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

          4.1.11 Agreement. Company shall not, and shall not permit any Subsidiary of Company to, agree to take any of the actions prohibited by this
Section 4.1.

     4.2 Breach of Representations and Warranties. Company will not knowingly take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 3.1 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Company will give written notice thereof to Microsoft and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

     4.3 Pooling. Company shall not knowingly take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a pooling of interests for accounting purposes.

     4.4 Consents. Company will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all Consents set forth in the Company Disclosure Schedule, and make all filings, required with respect to Company for the consummation of the Merger, except such Consents as Microsoft and Company agree Company shall not seek to obtain.

     4.5 Commercially Reasonable Best Efforts. Company will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement provided that Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation or restriction on Company or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

     4.6 Information for Prospectus/Proxy Statement. Company will as promptly as practicable provide to Microsoft and its counsel for inclusion within the Proxy Statement/Prospectus and the S-4 in a form reasonably satisfactory to Microsoft and its counsel, such information concerning Company, its operations, capitalization, technology, share ownership and other information as Microsoft or its counsel may reasonably request.

     4.7 Company Plans. Without the loss of any vested benefits but without accelerating any unvested rights (except as required by law), Company shall terminate or modify the Plans as may be directed by Microsoft immediately prior to the Effective Time or take such action as directed by Microsoft to merge such Plans with the Microsoft plans at the Effective Time; provided, however, that any such modification, termination or merger shall be contingent upon the occurrence of the Effective Time.

     4.8  Employee Transition Committee.

          (a) Company and Microsoft shall promptly establish a transition committee (the "Transition Committee"), which shall coordinate the joint efforts of Company and Microsoft to transition Company's employees in connection with the Merger. The Transition Committee shall consist of Company's Chief Executive Officer and Chief Technology Officer and Microsoft's Senior Vice President, Business Productivity Group and an additional designee of Microsoft. The Transition Committee shall meet regularly to determine policies and practices relating to transition of Company's employees in connection with the Merger.

          (b) As promptly as practicable, but in any event within 10 business days after the date hereof, the Transition Committee shall identify 20 key contributors of Company. Promptly thereafter, Company and Microsoft, through their representatives on the Transition Committee, shall use their respective commercially reasonable best efforts to enter into employment agreements with each such key contributor.

     4.9 Shareholder Approval. Company will call a special Shareholders Meeting as soon as practicable but in no event later than 45 days after the Form S-4 is declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of Company's Shareholders ("Company Shareholders Meeting"). Such approval will be recommended by Company's Board of Directors, subject to the fiduciary obligations of its directors. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Concurrently with the execution of this Agreement, all officers and directors of Company shall have executed Voting Agreements in the form of Exhibit 4.9 agreeing, among other things, to vote in favor of the Merger and against any competing proposals; provided, however, that any director of Company who is also a shareholder of Company shall not be prevented from exercising his/her fiduciary obligations as a director of Company.

     4.10 Tax Returns. Company shall properly and timely file all Returns with respect to Company and any Subsidiary required to be filed prior to the Closing Date and shall pay all taxes required to be paid prior to the Closing Date, except for those taxes being contested in good faith.

All such Returns shall be prepared consistent with past practice. Company shall
(i) notify Microsoft as promptly as practicable if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Microsoft a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Microsoft. Company shall not
(x) make or revoke any tax election which may affect Company, (y) execute any waiver of restrictions on assessment of any tax without the approval of Microsoft, or (z) enter into any agreement or settlement with respect to any tax without the approval of Microsoft which shall not be unreasonably withheld.

     4.11 Representations of Shareholders. Company will use its commercially reasonable best efforts to cause (i) all officers and directors of Company, and
(ii) beneficial owners of five percent (5%) or more of the outstanding Company Common Stock (collectively, the "Company's Principal Shareholders"') to cooperate with counsel to Company and Microsoft to assist them in providing the tax opinions called for by Section 7.1.5 hereof.

     4.12  Employee Benefits Matters.

          4.12.1 Service Credit. To the extent that service is relevant for eligibility, vesting and (except as would result in duplication of benefits) benefit accruals under any employee benefit plan, program or arrangement maintained by Microsoft or any Subsidiary of Microsoft, such plan, program or arrangement shall credit each employee of Company or any Subsidiary of Company (a "Company Employee") who participate therein for service on or prior to the Effective Time with Company or any Subsidiary of Company or any Affiliate or predecessor of any of them. Microsoft agrees to offer to Company Employees benefits commensurate with those benefits conferred to Microsoft employees similarly situated. In addition, Microsoft shall (i) waive limitations on benefits relating to any pre-existing conditions under any Microsoft or Subsidiary of Microsoft welfare benefit plan in which Company Employees may participate and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under Company's and any of its Subsidiary's medical, dental and other healthcare plans in the calendar year in which the Effective Time occurs.

     4.12.2 Section 16 Approval. On or after the date hereof and prior to the Effective Time, each of Microsoft and Company shall take all necessary action such that, with respect to (i) any Company Employee who as of the date hereof is subject to Section 16 of the Exchange Act and (ii) any member of the Company's Board of Directors (each, a "Company Section 16 Insider"), the acquisition by any such Company Section 16 Insider of Microsoft Common Stock or Microsoft stock options and the disposition by any such Company Section 16 Insider of Company Common Stock or Company Options pursuant to the transactions contemplated herein shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

          4.12.3 Retention Plans and Related Matters. Prior to the Effective Time, Microsoft shall implement retention and severance bonus plans having the terms set forth in Schedule 4.12.3 pursuant to final documentation to be approved by the Transition Committee (the "Retention Plans") for the benefit of Company Employees after the Merger. Microsoft agrees not to terminate, amend or otherwise modify the Retention Plans and to make all payments provided for in the Retention Plans as such payments become due and payable, subject to the terms of the Retention Plans.

                                   ARTICLE V

                             COVENANTS OF MICROSOFT

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Microsoft agrees (except as expressly contemplated by this Agreement or with Company's prior written consent which will not be unreasonably withheld) that:

     5.1 Representations and Warranties. Microsoft will not knowingly take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 3.2 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Microsoft will give notice thereof to Company and will use its commercially reasonable best efforts to prevent or promptly remedy such breach or inaccuracy.

     5.2 Conduct of Business by Microsoft Pending the Merger. Microsoft shall promptly notify Company of any event or occurrence that is material and adverse to the Business Condition of Microsoft; provided, however, that the disclosure of such event or occurrence in a Microsoft SEC Document shall satisfy such requirement so long as such Microsoft SEC Document is filed within a reasonable period of time after Microsoft becomes aware of such event or occurrence and in any event prior to the Effective Time. In the event Microsoft or any of its Subsidiaries shall agree to acquire by merging or consolidating with, by purchasing an equity interest in, or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof and any such business or assets to be acquired includes products that could reasonably be considered to be competitive with the Company's business generally related to the development and sale of software for business diagramming and technical drawing (a "Competitive Business"), Microsoft shall either (i) delay any filings required to be made by Microsoft under the HSR Act with respect to such acquisition until the applicable waiting period with respect to the Merger under the HSR Act shall have expired or have been earlier terminated or (ii) agree with the applicable Governmental Entity to hold separate such Competitive Business or take similar actions that would cause such Governmental Entity to permit promptly the expiration or termination of the waiting period under the HSR Act with respect to the Merger.

     5.3 Consents. Microsoft will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all consents and approvals, and make all filings, required for the consummation of the Merger.

     5.4 Commercially Reasonable Best Efforts. Microsoft will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement provided that Microsoft shall in no event be required to agree to the imposition of, or comply with, any condition, obligation or restriction on Microsoft or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

     5.5 Agreements of Microsoft Affiliates. Prior to the Effective Time, Microsoft will use its commercially reasonable best efforts to obtain the execution of agreements with respect to the sale of Microsoft Common Stock with each person who is an Affiliate of Microsoft for purposes of compliance with pooling restrictions.

     5.6 Representations of Shareholders. Microsoft will use its commercially reasonable best efforts to cause each of its principal shareholders who is the beneficial owner of five percent (5%) or more of the outstanding Microsoft Common Stock to cooperate with counsel to Microsoft and Company to assist them in providing the tax opinions called for by Section 7.1.5. Microsoft shall provide to Company and its counsel such customary representations as such persons shall reasonably request in connection with the opinions contemplated in
Section 7.1.5. To the knowledge of Microsoft, there are no facts or circumstances relating to Microsoft, including any covenants or undertakings of Microsoft pursuant to this Agreement, that would prevent Shearman & Sterling from delivering the opinion referred to in Section 7.1.5 as of the date hereof.

     5.7 Tax Free Reorganization. Microsoft has no present plan or intention following the Merger to take any of the following actions:

          (a) Cause Company to issue additional shares of its capital stock that would result in Microsoft losing control of company within the meaning of
Section 368(c) of the Code.

          (b) Merge Company with or into another corporation, or sell or otherwise dispose of the capital stock of Company (except for transfers of such stock to corporations controlled by Microsoft within the meaning of Code Section 368(a)(2)(c));

          (c) Reacquire any shares of its capital stock issued in the Merger, other than possible purchases in the ordinary course of business of shares held by Company employees in connection with termination of employment of such employees and open market repurchases in connection with its normal share repurchase program.

          (d) Cause Company to fail to hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and at least 70% of its gross assets held immediately prior to the Merger, other than pursuant to a transfer of rights or assets by means of a sale, license or merger permitted under subsection (b), provided that Company receives reasonable arms-length consideration for any sale or license of its assets. For this purpose, amounts paid by Company or Sub to dissenters to shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of the Company or Sub, respectively, held immediately prior to the Merger.

          (e) Fail to cause Company (or a transferee of Company's stock or business to which the stock or assets of Company are transferred in a transaction described in Section 368(a)(2)(C) of the Code) either to continue Company's historic business or use a significant portion of its business assets in a business.


     5.8 Nasdaq Listing. Microsoft will use its commercially reasonable best efforts (i) to cause the shares of Microsoft Common Stock to be issued in the Merger to be quoted upon the Effective Time on the Nasdaq National Market or listed on such national securities exchange as Microsoft Common Stock is listed and (ii) to cause the shares o Microsoft Common Stock issued upon the exercise of assumed Company Options to be quoted upon issuance on the Nasdaq National Market or listed on such national securities exchange as shares of Microsoft Common Stock are listed.

     5.9 Employee Transition Committee. Microsoft shall assist Company in the organization, establishment and administration of the Transition Committee as described in Section 4.8.

     5.10 Retention Plans. Prior to the Effective Time, Microsoft agrees to implement the Retention Plans for the benefit of Company Employees after the Merger. Microsoft agrees not to terminate, amend or otherwise modify the Retention Plans and to make all payments provided for in the Retention Plans as such payments become due and payable, subject to the terms of the Retention Plans. Microsoft also agrees to take all other actions with respect to Company employees that are described in or contemplated by Schedule 4.12.3.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     In addition to the foregoing, Microsoft and Company each agree to take the following actions after the execution of this Agreement.

     6.1 Preparation of S-4. As promptly as practicable after the date hereof, Microsoft and Company shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and Microsoft shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a part of the prospectus. Each of Microsoft and Company shall use its commercially reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Prior to the effective date of the S-4, Microsoft shall also take any action required to be taken under any applicable federal or state securities or blue sky laws in connection with the issuance of the Microsoft Common Stock in the Merger. Company agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Company with respect to information supplied by Microsoft specifically for inclusion therein. Microsoft agrees that the S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Microsoft with respect to information supplied by Company specifically for inclusion therein.

     6.2 Letters of Company's Accountants. Company shall use its commercially reasonable best efforts to cause to be delivered to Microsoft letters (each, a "Company Comfort Letter") addressed to Microsoft and Company of Ernst & Young LLP, Company's independent auditors, dated the date on which the S-4 shall become effective and within two business days prior to the Closing Date, in form and substance reasonably satisfactory to Microsoft and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     6.3 Letter of Microsoft's Accountants. Microsoft shall use its commercially reasonable best efforts to cause to be delivered to Company letters (each a "Microsoft Comfort Letter") addressed to Company and Microsoft of Deloitte & Touche LLP, Microsoft's independent auditors, dated the date on which the S-4 shall become effective and within two business days prior to the Closing Date in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     6.4 Access to Information. Subject to appropriate restrictions on access to information which Company determines in good faith to be proprietary or competitively sensitive, Company and Microsoft shall, subject to applicable law, each afford the other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of their and their respective Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and Microsoft and their respective Subsidiaries, as the other party may reasonably request which is necessary to complete the transaction and prepare for an orderly transition to operations after the Effective Time. Company and Microsoft agree to provide to the other and their respective accountants, counsel and representatives copies of internal financial statements promptly upon the request therefore. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Company and Microsoft agree that the non-disclosure agreement, dated August 11, 1999 (the "Confidentiality Agreement"), between Company and Microsoft shall continue in full force and effect and shall be applicable to all Confidential Information (as defined in the Confidentiality Agreement) received pursuant to this Agreement.

     6.5 Legal Conditions to the Merger. Each of Microsoft, Sub and Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on any of them with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. Each of Microsoft, Sub and Company will take, and will cause its respective Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Microsoft or their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The foregoing shall not require any party to agree to the imposition of, or to comply with, any condition, obligation or restriction on Microsoft or any of its Subsidiaries or on the Surviving Corporation of the type referred to in Section 7.1.6 hereof.

     6.6 Affiliates. Contemporaneously with the execution of this Agreement, the affiliate letters substantially in the form attached as Exhibit 6.6 (the "Affiliate Letters") with respect to the sale of Microsoft Common Stock, shall have been executed by all of the executive officers and directors of Company (the "Affiliates"). Microsoft shall be entitled to place appropriate legends on the certificate evidencing any shares of Microsoft Common Stock to be received by Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Microsoft Common Stock consistent with the terms of the Affiliate Letters.

     6.7  HSR Act Filings.

          6.7.1 Filings and Cooperation. Each of Microsoft and Company shall take all reasonable steps (i) promptly to make or cause to be made the filings required of such party or any of its Affiliates or Subsidiaries under the HSR Act with respect to the Merger and the other transactions provided for in this Agreement, (ii) to comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its Affiliates or Subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of such filings, the Merger, or such other transactions, and (iii) to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 6.7.2) with respect to any such filing, the Merger, or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger, or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     6.7.2 Objections. Each of Microsoft and Company shall take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, and, if by mutual agreement, Microsoft and Company decide that litigation is in their best interests, each of Microsoft and Company shall cooperate vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger. Each of Microsoft and Company shall take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Section 6.7.2 or in Section 6.7.1, (x) neither Microsoft nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the drawing and diagramming software business of Microsoft combined with the Surviving Corporation after Closing, (y) neither Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the Business Condition of Company and (z) neither Microsoft nor Company (nor any of their Subsidiaries) shall be required to continue to contest or resist any action or proceeding brought by a Governmental Entity if it concludes that such action is no longer in its best interest.

     6.8 Officers and Directors. Microsoft agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers, directors and employees of Company or any of its Subsidiaries (collectively, the "Indemnified Parties") with respect to actions taken in their capacities as officers, directors and employees prior to the Effective Time as provided in Company's Articles of Incorporation or Bylaws, employment agreements and indemnification agreements shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time and shall be guaranteed by Microsoft and that Company's former and present officers and directors shall be provided by Microsoft with the same level of indemnification as currently exists for Microsoft's officers and directors. This Section 6.8 shall survive the consummation of the Merger at the Effective Time, and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that if the Merger is not consummated expenses incurred in connection with printing and mailing of the documents distributed or to be distributed to shareholders of Company and the filing fee with respect to the S-4 shall be shared equally by Microsoft and Company.

     6.10 Stock Option Agreement. To induce Microsoft to execute this Agreement, Company has executed and delivered to Microsoft as of the date hereof a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit 6.10.

     6.11  Additional Agreements.  In case at any time after the Effective
Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     6.12 Public Announcements. Microsoft and Company shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release when it believes it is legally required to do so.

     6.13 State Takeover Laws. Company, and the Board of Directors of Company, shall grant such approvals and take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of Chapter 19 of the WBCA to the Merger.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          7.1.1 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the required vote of holders of Company Common Stock.

          7.1.2 Consents. Other than the filing of the Merger Documents with the Secretary of State of the State of Washington, all Consents legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a Material Adverse Effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Microsoft or Company.

          7.1.3 S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not be at the Effective Time subject to any proceedings commenced or threatened by the SEC.

          7.1.4 No Restraints. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger and shall be in effect.

          7.1.5 Tax-Free Reorganization. Each of Company and Microsoft shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that Microsoft, Sub and Company will each be a party to that reorganization. In preparing Company and Microsoft tax opinions, counsel may rely on reasonable representations related thereto.

          7.1.6 No Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Microsoft, Company or the Surviving Corporation which would
(i) have a Material Adverse Effect on the Business Condition of Company or (ii) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

     7.2 Conditions of Obligations of Microsoft and Sub. The obligations of Microsoft and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Microsoft and Sub:

          7.2.1 Representations and Warranties of Company. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement (but excluding from this exception any breach made unknowingly pursuant to Section 4.2), or (ii) in respects that do not have a Material Adverse Effect on Company or Microsoft's Business Condition. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect on the Closing Date.

          7.2.2 Performance of Obligations of Company. Company shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, except for breaches that do not have a Material Adverse Effect on Company's Business Condition. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer or the chief financial officer of Company to such effect.

          7.2.3 Affiliates. Microsoft shall have received from each person or entity who may be deemed pursuant to Section 6.6 hereof to be an Affiliate of Company a duly executed Affiliates Letter substantially in the form attached hereto as Exhibit 6.6.

          7.2.4 Pooling of Interests; Comfort Letters. Except if Microsoft has taken or caused to be taken any action that would disqualify the Merger as a pooling of interests for accounting purposes or if Microsoft has failed to obtain any required Affiliate Letters from affiliates of Microsoft, (i) Company shall not have breached its representation in Section 3.1.19 or its covenant in
Section 4.3 with the result that the Merger will not qualify for pooling of interest accounting treatment and (ii) Microsoft shall have received a letter from Ernst & Young LLP addressed to Company to the effect that the Merger will qualify for pooling of interest accounting treatment (without regard to any action or conduct by Microsoft). Except if Microsoft has failed to provide to Ernst & Young LLP any customary representations reasonably requested by Ernst & Young LLP, Microsoft shall have received a Company Comfort Letter, dated as of a date within two business days prior to the Closing.

          7.2.5 Opinion of Company's Counsel. Microsoft shall have received an opinion dated the Closing Date of Shearman & Sterling or Perkins Coie LLP, counsel to Company, as to matters substantially set forth in Exhibit 7.2.5 hereto. In rendering such opinion, Shearman & Sterling may rely on opinions of local counsel reasonably satisfactory to Microsoft, including Perkins Coie LLP.

     7.3 Conditions of Obligation of Company. The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:

          7.3.1 Representations and Warranties of Microsoft and Sub. The representations and warranties of Microsoft and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement (but excluding from this exception any breach made unknowingly pursuant to Section 5.1), or (ii) in respects that do not have a Material Adverse Effect on Microsoft's Business Condition. Company shall have received a certificate signed on behalf of Microsoft by an authorized executive officer of Microsoft to such effect on the Closing Date.

          7.3.2 Performance of Obligations of Microsoft and Sub. Microsoft and Sub shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a Material Adverse Effect on Microsoft's Business Condition and Company shall have received a certificate signed on behalf of Microsoft by an authorized executive officer of Microsoft to such effect.

          7.3.3 Opinion of Microsoft Counsel. Company shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to Microsoft, as to matters that are customary for transactions of this type.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Company:

               (a) by mutual consent of Microsoft and Company;

               (b) by either Microsoft or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant or agreement which has a Material Adverse Effect on the Business Condition of Company or Microsoft, as the case may be, and such breach has not been cured, or commercially reasonable best efforts are not being employed to cure such breach, within 20 days after notice thereof is given to the party committing such breach;

               (c) by either Microsoft or Company if the Merger shall not have been consummated before March 31, 2000, provided, however if the parties have agreed to pursue litigation pursuant to Section 6.7.2, such date shall be extended to September 30, 2000;

               (d) by either Microsoft or Company if any approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at any Company Shareholders Meeting or any adjournment thereof;

               (e) by either Microsoft or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and not subject to appeal;

               (f) by Microsoft if the Board of Directors of Company shall have withdrawn or modified in a manner adverse to Microsoft its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby; or

               (g) by Microsoft if Company or any of the other persons or entities described in Section 4.1.5 shall take any of the actions that would be proscribed by Section 4.1.5 other than actions in exercise of Company's fiduciary duties and satisfying all conditions of Section 4.1.5 and such actions have a Material Adverse Effect on the Business Condition of Company.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the shareholders of such party.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Microsoft as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Microsoft, Sub or Company or their respective officers or directors, except that (i) all of Sections 6.9, 8.2, 8.3, and Article IX and the Confidentiality Agreement shall survive any such termination and abandonment, and (ii) no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement except as provided in Section 8.3(b).

     8.3  Break-up Fee.

          (a) Company agrees to pay Microsoft, (provided that Microsoft is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement by wire transfer, the sum of $30 million in immediately available funds in the event that following the date of the execution of this Agreement, and at or prior to the termination of this Agreement, any of the following events shall have occurred:

               (i)  Microsoft shall have terminated this Agreement pursuant to
     Section 8.1(g) hereof;

               (ii)  Microsoft shall have terminated this Agreement pursuant to
     Section 8.1(f) hereof at such time Company shall have agreed to an Acquisition Transaction which would result in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of Company with any person, other than Microsoft or any of its affiliates; or

               (iii)  Microsoft shall have terminated this Agreement pursuant to
     Section 8.1(b) hereof, following a willful material breach of this Agreement by Company.

          (b) The right to the payment of the fees set forth in this Section 8.3 shall be the exclusive remedy at law or in equity to which Microsoft may be entitled upon termination of this Agreement under the conditions set forth in
Section 8.3(a).

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Company or Microsoft, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for the agreements contained in Article II and in Sections 1.4, 4.3, 4.12, 6.4, 6.7, 6.8, 6.9, and
6.12 and the agreements delivered pursuant to this Agreement.

     9.2 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) on the date of delivery if sent by a nationally recognized overnight express courier, or (iv) upon written confirmation of receipt by the recipient of such notice if by facsimile:

          (a)  If to Microsoft or Sub:

               Microsoft Corporation
               One Microsoft Way
               Redmond, WA 98052-6399
               Attention:  Chief Financial Officer; General Counsel,
                           Finance and Operations
               Telephone No.: (425) 882-8080
               Facsimile No.: (425) 869-1327

               with copies to:

               Preston Gates & Ellis LLP
               5000 Columbia Center
               701 Fifth Avenue
               Seattle, Washington  98104
               Attention:  Richard B. Dodd

               Facsimile No.:  (206) 623-7022

          (b)  if to Company, to:

               Visio Corporation
               2211 Elliott Avenue
               Seattle, WA 98121
               Attention:  Chief Financial Officer
               Phone No.: (206) 956-6000
               Facsimile No.: (206) 956-6001

               with a copy to:

               Shearman & Sterling
               1550 El Camino Real
               Menlo Park, CA 94025-4100
               Attention:  Christopher D. Dillon
               Facsimile No.:  (650) 330-2299

               Perkins Coie LLP
               1201 Third Avenue, Suite 4800
               Seattle, Washington 98101-3099
               Attention:  Linda A. Schoemaker
               Facsimile No.: (206) 583-8500

     9.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The "knowledge of," "the best of knowledge of," or other derivations of "know" with respect to Microsoft or Company will mean the actual knowledge of the executive officers and directors of Microsoft or Company, in each case assuming the exercise of reasonable inquiry. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 Miscellaneous. This Agreement, the Confidentiality Agreement, and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 6.8 is for the benefit of Company's directors and officers and

Sections 2.3.1, 2.3.2 and 4.12 are for the benefit of holders of Company Stock Options and the other employees of Company and said Sections are intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.6 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     9.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington. Company and Microsoft consent to jurisdiction and venue in the state and federal courts in King County, Washington.

     9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

             SIGNATURE PAGE  AGREEMENT AND PLAN OF REORGANIZATION

     IN WITNESS WHEREOF, Microsoft, Sub and Company have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                    MICROSOFT CORPORATION


                                    By: /s/ William H. Gates
                                      ------------------------------
                                    Its: Chief Executive Officer
                                       -----------------------------


                                    MOVIESUB, INC.


                                    By: /s/ Robert A. Shel
                                      ------------------------------
                                    Its: Secretary
                                       -----------------------------


                                    VISIO CORPORATION


                                    By: /s/ Jeremy A. Jaech
                                      ------------------------------
                                    Its: President and Chief
                                         Executive Officer
                                       -----------------------------